Exhibit 99.1

Investor Relations Contact:	Media Contact:
Robert J. Vill Vice President — Finance and Treasurer Liz Claiborne Inc. 201.295.7515	Jane Randel Vice President, Corporate Communications Liz Claiborne Inc. 212.626.3408
LIZ CLAIBORNE INC. REPORTS 3rd QUARTER AND FIRST NINE MONTHS RESULTS
•	Reports Q3 GAAP Loss per Share from Continuing Operations of ($0.93) and Adjusted Loss Per Share of ($0.43)
•	Amends Bank Credit Facility to Extend the Springing Fixed Charge Coverage Covenant Based Upon Availability through Maturity in May 2011
•	Reports Total Debt of $829 Million, a $145 Million Decrease Compared to Q3 2008
•	Realizes Cash Flow from Continuing Operating Activities for the Last Twelve Months of $336 Million
New York, NY — November 4, 2009 — Liz Claiborne Inc. (NYSE:LIZ) today announced earnings for the third quarter and first nine months of 2009. Unless otherwise noted, references to loss from continuing operations, net loss and adjusted loss or income from continuing operations and associated per share amounts refer to such amounts attributable to Liz Claiborne Inc. For the third quarter of 2009 and on a GAAP basis, the loss per share from continuing operations was ($0.93) compared to a loss per share from continuing operations of ($0.10) for the third quarter of 2008. Adjusted loss per share from continuing operations for the third quarter was ($0.43) (inclusive of a ($0.06) per share non-cash charge resulting from the impact of changes in foreign currency exchange rates on our eurobond) compared to adjusted diluted earnings per share (“EPS”) from continuing operations of $0.39 for the third quarter of 2008. Net sales from continuing operations for the third quarter were $770 million, a decrease of $245 million, or 24.2%, from the comparable 2008 period.
For the first nine months of 2009, we recorded an operating loss of ($199) million compared to an operating loss of ($18) million in 2008. Adjusted operating loss in the first nine months of 2009 was ($121) million compared to adjusted operating income of $137 million in 2008. The Company recorded a loss from continuing operations in the first nine months of 2009 of ($251) million, or ($2.67) per share, compared to a loss from continuing operations in 2008 of ($31) million, or ($0.33) per share. Adjusted loss per share from continuing operations in the first nine months of 2009 was ($1.28) compared to adjusted diluted EPS from continuing operations of $0.83 in 2008. Net sales from continuing operations for the first nine months of 2009 were approximately $2.233 billion, a decrease of $841 million, or 27.4%, from the comparable 2008 period.
The adjusted results for the third quarter and first nine months of 2009 and 2008 exclude the impact of expenses incurred in connection with the Company’s streamlining and brand-exiting activities and non-cash goodwill and trademark impairment charges. The Company believes that the adjusted results for the third quarter and first nine months of 2009 and 2008 represent a more meaningful presentation of its historical operations and financial performance since these results provide period to period comparisons that are consistent and more easily understood. The attached tables, captioned “Reconciliation of Non-GAAP Financial Information”, provide a full reconciliation of actual results to the adjusted results.

William L. McComb, Chief Executive Officer of Liz Claiborne Inc., said: “Our financial results in the third quarter reflect some early signs of turning around underperforming businesses. We reduced our adjusted operating loss by $12 million compared to the second quarter as comparable store sales in our key retail formats were better overall compared with the outlook we provided on our August call, resulting in decreases of 13% at Juicy Couture, 16% at Lucky Brand, 3% at Kate Spade, 13% at Mexx and 13% in the US Liz Claiborne outlets.”
Mr. McComb continued, “During the quarter, we continued to strengthen our balance sheet which reflects total debt of $829 million, a $145 million decrease compared to the third quarter of 2008, inclusive of a $27 million increase due to changes in foreign currency exchange rates. Our inventories are in good shape as we achieved a 25% reduction in the quarter compared to last year. We also continue to make great progress in our cost reduction initiatives, as we recorded adjusted SG&A expense of $382 million, a $63 million decrease compared to last year. As a result of these improved cost trends, we have revised our full year adjusted SG&A targets to approximately $1.550 billion for 2009 and $1.450 billion for 2010. Cash flow from continuing operating activities was strong once again at $336 million for the last twelve months, including the receipt of $137 million in net income tax refunds and $75 million associated with our sourcing agreement with Li & Fung, resulting in availability of $203 million in our bank credit facility at the end of the quarter.”
Mr. McComb concluded, “Fourth quarter to date, we are posting significantly improved comparable store sales results compared to the year to date trend as we have seen solid execution overall on the merchandising initiatives we outlined on our August call. Although we expect the retail environment to demonstrate sustained volatility throughout the fourth quarter, we expect comparable store sales to be roughly flat overall in our Juicy Couture, Lucky Brand and Kate Spade brands and down approximately 10% in our Mexx brand. In our Partnered Brands segment, we expect that after factoring in the impact of transition costs in the fourth quarter, our recently announced licensing agreements with JC Penney and QVC will result in a dramatic shift in profitability for the Liz Claiborne brand wholesale business from a meaningful loss in 2009 to a profit in 2010. At Mexx, we are very excited that Thomas Grote has taken over as the new CEO as of October 1st. Although operating results at Mexx remain challenging, we are optimistic that Thomas and his new management team will successfully execute Mexx’s turnaround. We look forward to giving Thomas the opportunity to publicly communicate this strategy on our year end 2009 earnings call in February 2010.”
Amendment to Revolving Credit Agreement
On November 2, 2009, we completed an amendment to our revolving credit facility, which among other things, (i) provides that, through the maturity of the agreement in May 2011, the fixed charge coverage covenant will be in effect only when availability under the credit agreement fails to exceed certain agreed upon levels; and (ii) provides the necessary consents related to the recently announced licensing agreement with JC Penney. Based upon our current forecast, we anticipate having sufficient availability to avoid springing the fixed charge coverage covenant.
The Company will sponsor a conference call at 10:00 am EST today to discuss its results for the third quarter of 2009. The dial-in number is 1-888-694-4676 with pass code 37210209. The web cast and slides accompanying the prepared remarks can be accessed via the Investor Relations section of the Liz Claiborne website at www.lizclaiborneinc.com. An archive of the webcast will be available on the website. Additional information on the results of the Company’s operations is available in the Company’s Form 10-Q for the third quarter of 2009, filed with the Securities and Exchange Commission.

THIRD QUARTER RESULTS
Overall Results
Net sales from continuing operations for the third quarter of 2009 were $770 million, a decrease of $245 million, or 24.2% from the third quarter of 2008, primarily due to decreases in our International-Based Direct Brands and Partnered Brands segments. The impact of changes in foreign currency exchange rates in our international businesses decreased net sales by $12 million, or 1.2%.
Gross profit as a percentage of net sales was 45.3% in the third quarter of 2009 compared to 49.3% in the comparable 2008 period, principally reflecting decreased gross profit rates in our International-Based Direct Brands and Partnered Brands segments, partially offset by an increased proportion of sales from our Domestic-Based Direct Brands segment, which runs at a higher gross profit rate than the company average.
Selling, general & administrative expenses (“SG&A”) were $409 million, or 53.1% of net sales in the third quarter of 2009, compared to $474 million, or 46.7% of net sales in the third quarter of 2008, primarily reflecting the following:
•	a $33 million decrease associated with our Partnered Brands segment and corporate SG&A;
•	a $26 million decrease associated with our International-Based Direct Brands segment;
•	an $11 million decrease in our Domestic-Based Direct Brands segment, partially due to the licensing of our cosmetics brands;
•	an $8 million decrease due to the impact of changes in foreign currency exchange rates in our international businesses;
•	a $2 million decrease in expenses associated with our streamlining and brand-exiting activities; and
•	a $15 million increase primarily associated with retail expansion in our Domestic-Based Direct Brands segment.
Operating loss was ($60) million ((7.8)% of net sales) in the third quarter of 2009 compared to an operating income of $16 million (1.6% of net sales) in the third quarter of 2008, including $27 million of expenses associated with our streamlining and brand-exiting activities in the third quarter of 2009, compared to $36 million in the third quarter of 2008. Adjusted operating loss in the third quarter was ($33) million ((4.3)% of net sales) compared to adjusted operating income of $62 million (6.1% of net sales) in 2008. The impact of changes in foreign currency exchange rates in our international businesses reduced operating loss by $2 million during the quarter.
Other income (expense), net was ($10) million in the third quarter of 2009 compared to $1 million in the third quarter of 2008, primarily reflecting the impact of the partial de-designation of the hedge of our investment in euro functional currency subsidiaries, which resulted in the recognition of a foreign currency translation loss of ($9) million on our euro-denominated notes within earnings in 2009.

Provision for income taxes was $1 million in the third quarter of 2009 compared to $14 million in the third quarter of 2008. Income tax benefits were not recorded for the losses incurred during the third quarter of 2009 as it is likely that such benefits will not be utilized due to the combination of (i) our recent history of pretax losses, including goodwill impairment charges recorded in 2008 and 2007; (ii) our ability to carry forward or carry back tax losses or credits and (iii) current general economic conditions.
Loss from continuing operations in the third quarter of 2009 was ($88) million, or ($0.93) per share, compared to a loss from continuing operations in the third quarter of 2008 of ($9) million, or ($0.10) per share. Adjusted loss per share from continuing operations in the third quarter of 2009 was ($0.43) compared to adjusted diluted EPS from continuing operations of $0.39 in the third quarter of 2008.
Net loss in the third quarter of 2009 was ($91) million, inclusive of losses related to discontinued operations of ($3) million, compared to a net loss of ($69) million, inclusive of losses related to discontinued operations of ($59) million, in the third quarter of 2008. Loss per share was ($0.96) in the third quarter of 2009 compared to a loss per share of ($0.73) in the third quarter of 2008.
Balance Sheet and Cash Flow
Inventories decreased 25% to $410 million compared to the third quarter of 2008, primarily due to conservative inventory management and reduced sales across all segments. The impact of changes in foreign currency exchange rates increased inventories by approximately $6 million, or 1.1% in the third quarter of 2009, compared to the third quarter of 2008.
Accounts receivable decreased 24% to $370 million in the third quarter of 2009 compared to the third quarter of 2008, primarily due to sales decreases in our International-Based Direct Brands and Partnered Brands segments. The impact of changes in foreign currency exchange rates increased accounts receivable by approximately $6 million, or 1.3%, in the third quarter of 2009 compared to the third quarter of 2008.
Cash flow from continuing operating activities for the last twelve months was $336 million, including the receipt of $137 million in net income tax refunds and $75 million associated with our sourcing agreement with Li & Fung.
Debt outstanding decreased $145 million to $829 million compared to $974 million at the end of the third quarter of 2008, inclusive of a $27 million increase due to changes in foreign currency exchange rates. We ended the quarter with $25 million in cash compared to $50 million in cash at the end of the third quarter of 2008.
Segment Highlights
Domestic-Based Direct Brands segment — consists of the specialty retail, outlet, wholesale apparel, wholesale non-apparel (including accessories, jewelry, and handbags), e-commerce and licensing operations of our three domestic retail-based operating segments: Juicy Couture, Kate Spade and Lucky Brand.
Net sales in our Domestic-Based Direct Brands segment in the third quarter were $270 million, decreasing $14 million, or 4.8%.

Net sales for Juicy Couture were $133 million, a 7.8% decrease compared to 2008, primarily driven by decreases in wholesale apparel and non-apparel, partially offset by increases in specialty retail and outlet, reflecting an increased number of stores in 2009 compared to 2008.
•	We ended the quarter with 65 specialty stores and 33 outlet stores, reflecting the net addition over the last 12 months of 9 specialty stores and 4 outlet stores;
•	Average retail square footage in the third quarter was approximately 325 thousand square feet, a 14% increase compared to 2008;
•	Sales per square foot for comparable stores for the latest twelve months were $786; and
•	Comparable store sales decreased 13% in the third quarter.
Net sales for Lucky Brand were $103 million, a 6.9% decrease compared to 2008, primarily driven by decreases in specialty retail and wholesale apparel, partially offset by increases in outlet.
•	We ended the quarter with 193 specialty stores and 46 outlet stores, reflecting the net addition over the last 12 months of 6 specialty stores and 11 outlet stores;
•	Average retail square footage in the third quarter was approximately 589 thousand square feet, an 11% increase compared to 2008;
•	Sales per square foot for comparable stores for the latest twelve months were $455; and
•	Comparable store sales decreased 16% in the third quarter.
Net sales for Kate Spade were $34 million, an 18.0% increase compared to 2008, primarily driven by increases in wholesale apparel and outlet.
•	We ended the quarter with 47 specialty stores and 29 outlet stores, reflecting the net addition over the last 12 months of 6 specialty stores and 4 outlet stores;
•	Average retail square footage in the third quarter was approximately 155 thousand square feet, a 25% increase compared to 2008;
•	Sales per square foot for comparable stores for the latest twelve months were $565; and
•	Comparable store sales decreased 3% in the third quarter.
Domestic-Based Direct Brands segment operating loss in the third quarter was ($7) million ((2.7)% of net sales), compared to operating income of $13 million (4.5% of net sales) in 2008. Domestic-Based Direct Brands segment adjusted operating income in the third quarter was $4 million (1.6% of net sales), compared to adjusted operating income of $14 million (5.0% of net sales) in 2008.
International-Based Direct Brands segment — consists of the specialty retail, outlet, concession, wholesale apparel, wholesale non-apparel (including accessories, jewelry and handbags), e-commerce and licensing operations of Mexx, our international retail-based operating segment.
Net sales in our International-Based Direct Brands segment were $224 million, a 32.6% decrease compared to 2008. Excluding the impact of changes in foreign currency exchange rates, net sales for Mexx decreased 29.5% compared to last year.
•
We ended the quarter with 157 specialty stores, 100 outlets and 202 concessions, reflecting the net addition over the last 12 months of 24 specialty stores and 1 outlet store and the net closure of 32 concessions (inclusive of the conversion of 26 concessions to specialty retail formats);

•	Average retail square footage in the third quarter was approximately 1.515 million square feet, a 5% increase compared to 2008;
•	Sales per square foot for comparable stores for the latest twelve months were $323; and
•	Comparable store sales decreased 13% in the third quarter, reflecting decreases in our Mexx Europe and Mexx Canada businesses.

International-Based Direct Brands segment operating loss in the third quarter was ($19) million ((8.5)% of net sales), compared to an operating income of $22 million (6.7% of net sales) in 2008. International-Based Direct Brands segment adjusted operating loss in the third quarter was ($15) million ((6.8)% of net sales), compared to adjusted operating income of $38 million (11.5% of net sales) in 2008.
Partnered Brands segment — consists of one operating segment including the wholesale apparel, wholesale non-apparel, specialty retail, outlet, e-commerce and licensing operations of our wholesale-based brands.
Net sales in our Partnered Brands segment decreased $123 million, or 30.9%, in the third quarter to $275 million. The $123 million decrease in net sales in our Partnered Brands segment primarily reflected decreases in our Liz Claiborne, Claiborne, Axcess and Monet brands.
•	We ended the quarter with 93 US outlet stores, reflecting the net closure over the last 12 months of 5 outlet stores;
•	Average retail square footage of US outlet stores in the third quarter was approximately 840 thousand square feet, a 2% increase compared to 2008;
•	Sales per square foot for comparable US outlet stores for the latest twelve months were $165; and
•	Comparable US outlet store sales decreased 13% in the third quarter.
Partnered Brands segment operating loss in the third quarter was ($33) million ((12.1)% of net sales), compared to an operating loss of ($19) million ((4.7)% of net sales) in 2008. Partnered Brands segment adjusted operating loss in the third quarter was ($22) million ((7.9)% of net sales), compared to adjusted operating income of $9 million (2.3% of net sales) in 2008.
About Liz Claiborne Inc.
Liz Claiborne Inc. designs and markets a global portfolio of retail-based premium brands including Kate Spade, Juicy Couture, Lucky Brand and Mexx. The Company also has a refined group of department store-based brands with strong consumer franchises including the Monet family of brands, Kensie, Kensiegirl, Mac & Jac, and the licensed DKNY® Jeans Group. The Dana Buchman and Axcess brands are sold exclusively at Kohl’s, and beginning in Fall 2010, the Liz Claiborne and Claiborne brands will be sold exclusively at JCPenney and the Liz Claiborne New York brand designed by Isaac Mizrahi will be available at QVC and at company-owned Liz Claiborne New York outlet stores.
Liz Claiborne Inc. Forward-Looking Statement
Statements contained herein that relate to the Company’s future performance, financial condition, liquidity or business or any future event or action are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements are indicated by words or phrases such as “intend,” “anticipate,” “plan,” “estimate,” “forecast,” “project,” “expect,” “believe,” “we are optimistic that we can,” “current visibility indicates that we forecast” or “currently envisions” and similar phrases. Such statements are based on current expectations only, are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions. The Company may change its intentions, belief or expectations at any time and without notice, based upon any change in the Company’s assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some risks and uncertainties involve factors beyond the Company’s control. Among the risks and uncertainties are the following: our ability to continue to have the liquidity necessary, through cash flows from operations and availability under our amended and extended credit facility, which may be adversely impacted by a number of factors, including the level of our operating cash flows, our ability to maintain established levels of availability under, and to comply with the financial and other covenants included in our amended and extended credit facility and the borrowing base requirement in our amended and extended credit facility that limits the amount of borrowings we may make based on a formula of, among other things, eligible accounts receivable and inventory, the minimum availability covenant in our amended credit facility that requires us to maintain availability in excess of an agreed upon level and whether holders of our Convertible Notes issued in June 2009 will, if and when such notes become convertible, elect to convert a substantial portion of such notes, the par value of which we must currently settle in cash; general economic conditions in the United States, Europe and other parts of the world; lower levels of consumer confidence, consumer spending and purchases of discretionary items, including fashion apparel and related products, such as ours; continued restrictions in the credit and capital markets, which would impair our ability to access additional sources of liquidity, if needed; changes in the cost of raw materials, labor, advertising and transportation; our dependence on a limited number of large US department store customers, and the risk of consolidations, restructurings, bankruptcies, changes in our brand relationships and other ownership changes in the retail industry and financial difficulties at our larger department store customers; our ability to successfully implement our long-term strategic plans; our ability to effect a turnaround of our MEXX Europe business; our ability to respond to constantly changing consumer demands and tastes and fashion trends, across multiple product lines, shopping channels and geographies; our ability to attract and retain talented, highly qualified executives, and maintain satisfactory relationships with our employees, both union and non-union; our ability to adequately establish, defend and protect our trademarks and other proprietary rights; our ability to successfully develop or acquire new product lines or enter new markets or product categories, and risks related to such new lines, markets or categories; risks associated with the implementation of the licensing arrangements with J.C. Penney Corporation, Inc. and QVC, Inc. including, without limitation, our ability to efficiently change our operational model and infrastructure as a result of such licensing arrangements, our ability to continue a good working relationship with those licensees and possible changes in our other brand relationships or relationships with other retailers as a result; the impact of the highly competitive nature of the markets within which we operate, both within the United States and abroad; our reliance on independent foreign manufacturers, including the risk of their failure to comply with safety standards or our policies regarding labor practices; risks associated with our agreement with Li & Fung Limited, which results in a single foreign buying agent for substantially all of our products, including either the possible payment by the Company of additional amounts to compensate Li & Fung for any annual shortfall in minimum product volumes or the possible repayment of amounts received from Li & Fung Limited as a result of reduced sourcing volume resulting from the licensing arrangements with J.C. Penney Corporation, Inc. and QVC, Inc; our international operations are subject to a variety of legal, regulatory, political and economic risks, including risks relating to the importation and exportation of product; our ability to adapt to and compete effectively in the current quota environment in which general quota has expired on apparel products but political activity seeking to re-impose quota has been initiated or threatened; our exposure to domestic and foreign currency fluctuations, services and prices; and our ability to utilize our deferred tax assets may be limited significantly if we experience an “ownership change” and such other factors as are set forth in the Company’s 2008 Annual Report on Form 10-K, in the section entitled “Risk Factors,” as updated in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 3, 2009 filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(All amounts in thousands, except per common share data)
(Unaudited)

	Three Months Ended		Three Months Ended
	October 3, 2009	% of	October 4, 2008	% of
	(13 Weeks)	Sales	(13 Weeks)	Sales

Net Sales	$769,619	100.0%	$1,014,969	100.0%
Cost of goods sold	420,776	54.7%	514,615	50.7%

Gross Profit	348,843	45.3%	500,354	49.3%
Selling, general & administrative expenses	408,509	53.1%	474,115	46.7%
Trademark impairment	—	—	10,046	1.0%

Operating (Loss) Income	(59,666)	(7.8)%	16,193	1.6%
Other (expense) income, net	(10,097)	(1.3)%	819	0.1%
Interest expense, net	(17,410)	(2.3)%	(12,050)	(1.2)%

(Loss) Income Before Provision for Income Taxes	(87,173)	(11.3)%	4,962	0.5%
Provision for income taxes	621	0.1%	14,360	1.4%

Loss from Continuing Operations	(87,794)	(11.4)%	(9,398)	(0.9)%
Discontinued operations, net of income taxes	(2,918)		(59,306)

Net Loss	(90,712)		(68,704)
Net (loss) income attributable to the noncontrolling interest	(171)		21

Net Loss Attributable to Liz Claiborne, Inc.	$(90,541)		$(68,725)

Earnings per Share:
Basic and Diluted
Loss from Continuing Operations Attributable to Liz Claiborne, Inc.	$(0.93)		$(0.10)

Net Loss Attributable to Liz Claiborne, Inc.	$(0.96)		$(0.73)

Weighted Average Shares, Basic and Diluted (1)	93,908		93,641

(1)	Because the Company incurred a loss from continuing operations for the three months ended October 3, 2009 and October 4, 2008, all potentially dilutive shares are antidilutive. Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(All amounts in thousands, except per common share data)
(Unaudited)

	Nine Months Ended		Nine Months Ended
	October 3, 2009	% of	October 4, 2008	% of
	(39 Weeks)	Sales	(40 Weeks)	Sales

Net Sales	$2,233,054	100.0%	$3,073,773	100.0%
Cost of goods sold	1,208,999	54.1%	1,586,358	51.6%

Gross Profit	1,024,055	45.9%	1,487,415	48.4%
Selling, general & administrative expenses	1,220,639	54.7%	1,495,280	48.6%
Trademark impairment	—	—	10,046	0.3%
Goodwill impairment	2,785	0.1%	—	—

Operating Loss	(199,369)	(8.9)%	(17,911)	(0.6)%
Other expense, net	(11,471)	(0.5)%	(2,741)	(0.1)%
Interest expense, net	(46,862)	(2.1)%	(33,922)	(1.1)%

Loss Before Benefit for Income Taxes	(257,702)	(11.5)%	(54,574)	(1.8)%
Benefit for income taxes	(5,830)	(0.3)%	(23,692)	(0.8)%

Loss from Continuing Operations	(251,872)	(11.3)%	(30,882)	(1.0)%
Discontinued operations, net of income taxes	(12,708)		(91,893)

Net Loss	(264,580)		(122,775)
Net (loss) income attributable to the noncontrolling interest	(554)		134

Net Loss Attributable to Liz Claiborne, Inc.	$(264,026)		$(122,909)

Earnings per Share:
Basic and Diluted
Loss from Continuing Operations Attributable to Liz Claiborne, Inc.	$(2.67)		$(0.33)

Net Loss Attributable to Liz Claiborne, Inc.	$(2.81)		$(1.31)

Weighted Average Shares, Basic and Diluted (1)	93,855		93,608

(1)	Because the Company incurred a loss from continuing operations for the nine months ended October 3, 2009 and October 4, 2008, all potentially dilutive shares are antidilutive. Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.

LIZ CLAIBORNE INC.
CONSOLIDATED BALANCE SHEETS
(All amounts in thousands)
(Unaudited)

	October 3, 2009	October 4, 2008
Assets
Current Assets:
Cash and cash equivalents	$25,173	$50,342
Accounts receivable - trade, net	369,724	483,327
Inventories, net	409,964	549,270
Deferred income taxes	8,179	73,128
Other current assets	120,375	274,745
Assets held for sale	16,649	10,267

Total current assets	950,064	1,441,079

Property and Equipment, Net	494,725	590,070
Goodwill and Intangibles, Net	247,285	931,175
Deferred Income Taxes	2,474	31,297
Other Assets	31,066	20,773

Total Assets	$1,725,614	$3,014,394

Liabilities and Stockholders’ Equity
Current Liabilities:
Short-term borrowings	$229,066	$61,807
Other current liabilities	444,827	551,248

Total current liabilities	673,893	613,055

Long-Term Debt	599,520	912,046
Other Non-Current Liabilities	159,779	107,649
Deferred Income Taxes	39,765	363
Stockholders’ Equity	252,657	1,381,281

Total Liabilities and Stockholders’ Equity	$1,725,614	$3,014,394

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(All amounts in thousands)
(Unaudited)

	Nine Months Ended
	October 3, 2009	October 4, 2008
	(39 Weeks)	(40 Weeks)
Cash Flows from Operating Activities:
Net Loss	$(264,580)	$(122,775)
Adjustments to arrive at loss from continuing operations	12,708	91,893

Loss from continuing operations	(251,872)	(30,882)

Adjustments to reconcile loss from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	120,632	117,745
Impairment of goodwill and trademark	2,785	10,046
Loss on asset disposals and impairments, including streamlining initiatives	24,956	17,796
Share-based compensation	6,689	11,738
Other, net	101	(85)
Changes in assets and liabilities, exclusive of acquisitions:
Increase in accounts receivable — trade, net	(19,363)	(60,460)
Decrease (increase) in inventories, net	56,003	(37,338)
Decrease (increase) in other current and non-current assets	26,439	(11,195)
(Decrease) increase in accounts payable	(20,885)	19,912
Increase (decrease) in accrued expenses and other non-current liabilities	843	(67,254)
Net change in income tax assets and liabilities	94,615	(61,053)
Net cash used in operating activities of discontinued operations	(13,962)	(26,763)

Net cash provided by (used in) operating activities	26,981	(117,793)

Cash Flows from Investing Activities:
Proceeds from disposition	—	21,252
Purchases of property and equipment	(55,015)	(141,681)
Payments for purchases of businesses	(8,755)	(84,420)
Payments for in-store merchandise shops	(5,794)	(5,793)
Other, net	(270)	(211)
Net cash provided by investing activities of discontinued operations	—	64,769

Net cash used in investing activities	(69,834)	(146,084)

Cash Flows from Financing Activities:
Short-term borrowings, net	(9,541)	122,408
Proceeds from issuance of convertible senior notes	90,000	—
Principal payments under capital lease obligations	(3,246)	(3,128)
Dividends paid	—	(15,793)
Payment of deferred financing fees	(39,130)	(2,304)
Other	—	70

Net cash provided by financing activities	38,083	101,253

Effect of Exchange Rate Changes on Cash and Cash Equivalents	4,512	7,565

Net Change in Cash and Cash Equivalents	(258)	(155,059)
Cash and Cash Equivalents at Beginning of Period	25,431	205,401

Cash and Cash Equivalents at End of Period	$25,173	$50,342

LIZ CLAIBORNE INC.
SEGMENT REPORTING
(All amounts in thousands)
(Unaudited)

	Three Months Ended		Three Months Ended
	October 3, 2009	% to	October 4, 2008	% to
	(13 Weeks)	Total	(13 Weeks)	Total
NET SALES:
Domestic-Based Direct Brands	$270,496	35.1%	$284,204	28.0%
International-Based Direct Brands	224,353	29.2%	333,001	32.8%
Partnered Brands	274,770	35.7%	397,764	39.2%

Total Net Sales	$769,619	100.0%	$1,014,969	100.0%

	Three Months Ended		Three Months Ended
	October 3, 2009	% of	October 4, 2008	% of
	(13 Weeks)	Sales	(13 Weeks)	Sales
OPERATING (LOSS) INCOME (a):
Domestic-Based Direct Brands	$(7,365)	(2.7)%	$12,692	4.5%
International-Based Direct Brands	(19,167)	(8.5)%	22,268	6.7%
Partnered Brands	(33,134)	(12.1)%	(18,767)	(4.7)%

Total Operating (Loss) Income	$(59,666)	(7.8)%	$16,193	1.6%

	Three Months Ended		Three Months Ended
	October 3, 2009	% to	October 4, 2008	% to
	(13 Weeks)	Total	(13 Weeks)	Total
NET SALES:
Domestic	$507,933	66.0%	$625,989	61.7%
International	261,686	34.0%	388,980	38.3%

Total Net Sales	$769,619	100.0%	$1,014,969	100.0%

	Three Months Ended		Three Months Ended
	October 3, 2009	% of	October 4, 2008	% of
	(13 Weeks)	Sales	(13 Weeks)	Sales
OPERATING (LOSS) INCOME:
Domestic	$(29,186)	(5.7)%	$(5,976)	(1.0)%
International	(30,480)	(11.6)%	22,169	5.7%

Total Operating (Loss) Income	$(59,666)	(7.8)%	$16,193	1.6%

(a)	Operating (loss) income includes charges related to streamlining initiatives and brand-exiting activities and trademark impairment. Refer to the table entitled “Reconciliation of Non-GAAP Financial Information — Segment Reporting” for further information.

LIZ CLAIBORNE INC.
SEGMENT REPORTING
(All amounts in thousands)
(Unaudited)

	Nine Months Ended		Nine Months Ended
	October 3, 2009	% to	October 4, 2008	% to
	(39 Weeks)	Total	(40 Weeks)	Total
NET SALES:
Domestic-Based Direct Brands	$780,895	35.0%	$857,078	27.9%
International-Based Direct Brands	621,449	27.8%	964,457	31.4%
Partnered Brands	830,710	37.2%	1,252,238	40.7%

Total Net Sales	$2,233,054	100.0%	$3,073,773	100.0%

	Nine Months Ended		Nine Months Ended
	October 3, 2009	% of	October 4, 2008	% of
	(39 Weeks)	Sales	(40 Weeks)	Sales
OPERATING (LOSS) INCOME (a):
Domestic-Based Direct Brands	$(37,659)	(4.8)%	$35,942	4.2%
International-Based Direct Brands	(69,471)	(11.2)%	39,042	4.0%
Partnered Brands	(92,239)	(11.1)%	(92,895)	(7.4)%

Total Operating Loss	$(199,369)	(8.9)%	$(17,911)	(0.6)%

	Nine Months Ended		Nine Months Ended
	October 3, 2009	% to	October 4, 2008	% to
	(39 Weeks)	Total	(40 Weeks)	Total
NET SALES:
Domestic	$1,493,520	66.9%	$1,940,050	63.1%
International	739,534	33.1%	1,133,723	36.9%

Total Net Sales	$2,233,054	100.0%	$3,073,773	100.0%

	Nine Months Ended		Nine Months Ended
	October 3, 2009	% of	October 4, 2008	% of
	(39 Weeks)	Sales	(40 Weeks)	Sales
OPERATING (LOSS) INCOME:
Domestic	$(100,693)	(6.7)%	$(54,821)	(2.8)%
International	(98,676)	(13.3)%	36,910	3.3%

Total Operating Loss	$(199,369)	(8.9)%	$(17,911)	(0.6)%

(a)	Operating (loss) income includes charges related to streamlining initiatives and brand-exiting activities and impairment of goodwill and trademark. Refer to the table entitled “Reconciliation of Non-GAAP Financial Information — Segment Reporting” for further information.

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
(All amounts in thousands, except per common share data)
(Unaudited)
The following tables provide reconciliations of (i) Loss from Continuing Operations Attributable to Liz Claiborne, Inc. to (Loss) Income from Continuing Operations Attributable to Liz Claiborne, Inc. Excluding Streamlining Initiatives and Brand-Exiting Activities and Impairment of Goodwill and Trademark and (ii) Operating (Loss) Income to (Loss) Income from Continuing Operations Attributable to Liz Claiborne, Inc. Excluding Streamlining Initiatives and Brand-Exiting Activities and Impairment of Goodwill and Trademark.

	Three Months Ended		Nine Months Ended
	October 3, 2009	October 4, 2008	October 3, 2009	October 4, 2008
	(13 Weeks)	(13 Weeks)	(39 Weeks)	(40 Weeks)

Loss from Continuing Operations Attributable to Liz Claiborne, Inc.	$(87,623)	$(9,419)	$(251,318)	$(31,016)
Streamlining initiatives and brand-exiting activities (a)	26,838	35,533	75,224	144,470
Impairment of Goodwill and Trademark	—	10,046	2,785	10,046
Benefit (provision) for income taxes	20,491	182	53,106	(45,570)

(Loss) Income from Continuing Operations Attributable to Liz Claiborne, Inc. Excluding Streamlining Initiatives and Brand-Exiting Activities and Impairment of Goodwill and Trademark	$(40,294)	$36,342	$(120,203)	$77,930

Operating (Loss) Income	$(59,666)	$16,193	$(199,369)	$(17,911)
Streamlining initiatives and brand-exiting activities (a)	26,838	35,533	75,224	144,470
Impairment of Goodwill and Trademark	—	10,046	2,785	10,046

Operating (Loss) Income Excluding Streamlining Initiatives and Brand-Exiting Activities and Impairment of Goodwill and Trademark	(32,828)	61,772	(121,360)	136,605

Interest expense, net	(17,410)	(12,050)	(46,862)	(33,922)
Other (expense) income, net	(10,097)	819	(11,471)	(2,741)
Net (loss) income attributable to the noncontrolling interest	(171)	21	(554)	134
(Benefit) provision for income taxes	(19,870)	14,178	(58,936)	21,878

(Loss) Income from Continuing Operations Attributable to Liz Claiborne, Inc. Excluding Streamlining Initiatives and Brand-Exiting Activities and Impairment of Goodwill and Trademark	$(40,294)	$36,342	$(120,203)	$77,930

Basic Earnings per Common Share from Continuing Operations Attributable to Liz Claiborne, Inc. Excluding Streamlining Initiatives and Brand-Exiting Activities and Impairment of Goodwill and Trademark (b)	$(0.43)	$0.39	$(1.28)	$0.83

Diluted Earnings per Common Share from Continuing Operations Attributable to Liz Claiborne, Inc. Excluding Streamlining Initiatives and Brand-Exiting Activities and Impairment of Goodwill and Trademark (b)	$(0.43)	$0.39	$(1.28)	$0.83

(a)	During the three and nine months ended October 3, 2009 and October 4, 2008, the Company recorded expenses related to its streamlining initiatives and brand-exiting activities as follows:

	Three Months Ended		Nine Months Ended
	October 3, 2009	October 4, 2008	October 3, 2009	October 4, 2008
	(13 Weeks)	(13 Weeks)	(39 Weeks)	(40 Weeks)

Payroll, lease terminations and asset write-downs	$26,505	$23,622	$75,292	$82,612
Store closure and other costs	333	11,911	(68)	61,858

	$26,838	$35,533	$75,224	$144,470

(b)	As the Company incurred a loss from continuing operations excluding streamlining initiatives and brand-exiting activities and impairment of goodwill and trademark for the three and nine months ended October 3, 2009, all potentially dilutive shares are antidilutive. As such, basic and diluted weighted average shares outstanding are equal for such periods. Adjusted diluted earnings per share for the three and nine months ended October 4, 2008 is based on 93,975 and 93,826 weighted average shares outstanding, respectively.

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
SEGMENT REPORTING
(All amounts in thousands)
(Unaudited)
The following tables provide a reconciliation of Operating (Loss) Income to Adjusted Operating Income (Loss), which excludes Streamlining Initiatives and Brand-Exiting Activities and Trademark Impairment.

	Three Months Ended
	October 3, 2009 (13 Weeks)
		International-
	Domestic-Based	Based Direct	Partnered
	Direct Brands	Brands	Brands	Total
Net Sales:
As Reported	$270,496	$224,353	$274,770	$769,619

Operating Loss:
As Reported	$(7,365)	$(19,167)	$(33,134)	$(59,666)
Streamlining Initiatives and Brand-Exiting Activities	11,561	3,892	11,385	26,838

Adjusted Operating Income (Loss)	$4,196	$(15,275)	$(21,749)	$(32,828)

% of Net Sales	1.6%	(6.8)%	(7.9)%	(4.3)%

	Three Months Ended
	October 4, 2008 (13 Weeks)
		International-
	Domestic-Based	Based Direct	Partnered
	Direct Brands	Brands	Brands	Total
Net Sales:
As Reported	$284,204	$333,001	$397,764	$1,014,969

Operating Income (Loss):
As Reported	$12,692	$22,268	$(18,767)	$16,193
Streamlining Initiatives and Brand-Exiting Activities	1,596	15,999	17,938	35,533
Trademark Impairment	—	—	10,046	10,046

Adjusted Operating Income	$14,288	$38,267	$9,217	$61,772

% of Net Sales	5.0%	11.5%	2.3%	6.1%

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
SEGMENT REPORTING
(All amounts in thousands)
(Unaudited)
The following tables provide a reconciliation of Operating (Loss) Income to Adjusted Operating (Loss) Income, which excludes Streamlining Initiatives and Brand-Exiting Activities and Impairment of Goodwill and Trademark.

	Nine Months Ended
	October 3, 2009 (39 Weeks)
		International-
	Domestic-Based	Based Direct	Partnered
	Direct Brands	Brands	Brands	Total
Net Sales:
As Reported	$780,895	$621,449	$830,710	$2,233,054

Operating Loss:
As Reported	$(37,659)	$(69,471)	$(92,239)	$(199,369)
Streamlining Initiatives and Brand-Exiting Activities	23,698	18,315	33,211	75,224
Goodwill Impairment	—	—	2,785	2,785

Adjusted Operating Loss	$(13,961)	$(51,156)	$(56,243)	$(121,360)

% of Net Sales	(1.8)%	(8.2)%	(6.8)%	(5.4)%

	Nine Months Ended
	October 4, 2008 (40 Weeks)
		International-
	Domestic-Based	Based Direct	Partnered
	Direct Brands	Brands	Brands	Total
Net Sales:
As Reported	$857,078	$964,457	$1,252,238	$3,073,773

Operating Income (Loss):
As Reported	$35,942	$39,042	$(92,895)	$(17,911)
Streamlining Initiatives and Brand-Exiting Activities	15,187	28,681	100,602	144,470
Trademark Impairment	—	—	10,046	10,046

Adjusted Operating Income	$51,129	$67,723	$17,753	$136,605

% of Net Sales	6.0%	7.0%	1.4%	4.4%

LIZ CLAIBORNE INC.
AVAILABILITY UNDER REVOLVING CREDIT FACILITY
(In thousands)
(Unaudited)

October 3, 2009
Total Revolving Credit Facility Size (a)	$600,000

Borrowing Base (a)	$466,863
Outstanding Borrowings	228,109
Letters of Credit Issued	35,634

Available Capacity at October 3, 2009	$203,120

(a)	Availability under the revolving credit facility is the lesser of $600 million or a borrowing base comprised primarily of eligible accounts receivable and inventory.